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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                    FORM 8-K




                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




        Date of Report (Date of earliest event reported): April 20, 2000


                         NEW VISUAL ENTERTAINMENT, INC.
             (Exact name of registrant as specified in its charter)

           UTAH                         0-21785                   95-4545704
(State or other jurisdiction     (Commission File Number)       (IRS Employer
     of incorporation)                                       Identification No.)

      5920 FRIARS ROAD, SUITE 104
             SAN DIEGO, CA                                           92108
(Address of principal executive offices)                          (Zip Code)


       Registrant's telephone number, including area code: (619) 692-0333


          (Former name or former address, if changed since last report)



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ITEM 5.  OTHER EVENTS.

         On April 20, 2000, New Wheel Technology, Inc., a wholly owned subsidiary of New Visual Entertainment, Inc., entered into an agreement with Lucent Technologies' NetworkCare Professional Services for the purpose of helping to test and validate the Company's Cu@OCx(TM) broadband internet transmission technology.

         The agreement calls for Lucent NetworkCare Professional Services to act as an independent evaluator in conducting a test of the Cu@OCx(TM) technology and prepare a report on its performance. New Wheel is seeking an independent evaluator to evaluate, in particular, the bit error rate, speed and distance of the data transmission achieved by the technology. New Wheel is attempting to achieve a High Speed Metallic Transmission at 52 Mbps (megabits per second) speed over an 8,500 foot distance on 26 gauge wire, with hopes to expand the distance capabilities of the technology to approach or exceed a target transmission distance of 15,000 feet.

         Lucent's agreement to act as an independent evaluator of the Cu@OCx(TM) technology does not constitute an endorsement of the technology.

         As the Company reported in its Current Report on Form 8-K, dated February 14, 2000, when the Company completed its acquisition of New Wheel Technology, Inc., 10 million shares of the Company's common stock were issued to an escrow agent to be released to the former stockholders of New Wheel upon the achievement of a technological development milestone set forth in the merger agreement between the Company and New Wheel. Subject to the provisions of the merger agreement, this milestone will be achieved upon verification by an independent evaluator that the Cu@OCx technology enables the transmission of data at 51.2 MBps over an 8,500 foot distance on 26 gauge wire.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         NEW VISUAL ENTERTAINMENT, INC.



Dated:  May 17, 2000                        By:       /s/ Ray Willenberg, Jr.
                                                     ---------------------------
                                                      Ray Willenberg, Jr.
                                                      PRESIDENT